Exhibit 10.8

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of the 29th day of October, 2010 by and between Masergy Communications, Inc., a Delaware corporation (the “Company”), and Robert Bodnar (the “Executive”).

WHEREAS, the Executive is currently serving as the Company’s Executive Vice President, Chief Financial Officer and Secretary.

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue employment with the Company.

WHEREAS, the current terms and conditions of the Executive’s employment with the Company are set forth in an offer letter dated as of August 19, 2005 and a severance agreement dated as of June 1, 2007 (the “Prior Agreements”).

WHEREAS, the parties desire to amend and restate the terms of the Prior Agreements to reflect certain additional benefits and to continue the Executive’s employment with the Company upon those amended terms and conditions.

WHEREAS, by executing this Agreement, the parties agree that this Agreement shall supersede the Prior Agreements.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

ARTICLE 1

TERM OF EMPLOYMENT

1.1 Term of Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement. The Executive’s employment with the Company pursuant to this Agreement shall be “at will”, and either the Company or the Executive may terminate the employment relationship at any time in accordance with the provisions of Paragraph 4.1. The period during which the Executive is in fact employed by the Company pursuant to this Agreement shall constitute the “Employment Period” hereunder.

ARTICLE 2

EMPLOYMENT DUTIES AND COMPENSATION

2.1 Title/Responsibilities. The Executive shall serve as the Executive Vice President, Chief Financial Officer and Secretary of the Company. The Executive shall perform such duties as are usual and customary for such position and shall report directly to the Company’s Executive Chairman. The Executive shall devote his full business time and attention to the business and affairs of the Company during the Employment Period. The Executive shall not engage in any other business, job or consulting activity during the Employment Period without the prior written permission of the Board.

2.2 Location. The Executive’s principal place of employment shall be the Company’s principal offices in Plano, Texas, but the Executive may be required from time to time to travel to other geographic locations in connection with the performance of his duties hereunder.

ARTICLE 3

COMPENSATION AND BENEFITS.

3.1 Salary. The Executive shall be paid a base salary at the annualized rate of Two Hundred Seventy Five Thousand Dollars ($275,000). Such rate shall be subject to annual review by the Compensation Committee of the Board and may be increased in the Compensation Committee’s discretion. Base salary may not be decreased below the initial rate or below the increased rate except that it may be decreased proportionately in connection with an across the board reduction in base salary applying to all executive officers of the Company. Base salary shall be paid at periodic intervals in accordance with the Company’s payroll practices for salaried employees.

3.2 Bonus. For each fiscal year of the Company during the Employment Period, the Executive shall be eligible to receive a cash bonus in a dollar amount determined by the Board. The target bonus for each year shall be 50% of the Executive’s base salary earned during such fiscal year. The actual bonus payable for each fiscal year shall depend upon the Executive’s performance and the extent to which the Executive has achieved the performance goals established for the Company and the Executive for that year. Any bonus awarded to the Executive shall be paid by the 15th day of the third calendar month following the close of the fiscal year for which such bonus is earned.

3.3 Fringe Benefits. The Executive shall, throughout the Employment Period, be eligible to participate in all employee benefit plans and programs, such as group term life insurance and group medical plans, which are made available to the Company’s full-time employees and for which Executive qualifies.

3.4 Expense Reimbursement. The Executive shall be entitled, in accordance with the Company’s reimbursement policies in effect from time to time, to receive reimbursement from the Company for all business expenses incurred by the Executive in the performance of his duties hereunder, provided the Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities (the “Supporting Documentation”). The Executive must submit the Supporting Documentation for each such expense within ninety (90) days after the Executive’s incurrence of such expense. If such expense qualifies hereunder for reimbursement, then the Company shall reimburse the Executive for that expense within thirty (30) days thereafter.

3.5 Conditions to Reimbursement. The following provisions shall be in effect for any reimbursements to which the Executive otherwise becomes eligible under this Agreement in order to assure that such reimbursements do not create a deferred compensation arrangement subject to Section 409A of the Code:

(i) The amount of reimbursements to which the Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year.

(ii) Each reimbursement to which the Executive becomes entitled shall be made no later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred.

(iii) The Executive’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.

3.6 Withholding. The Company shall deduct and withhold from the compensation payable to the Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

3.7 Proprietary Information and Inventions Agreement. The Executive shall continue to remain subject to the terms and conditions of his Proprietary Information, Invention and Non-Solicitation Agreement (“PIIA”) with the Company dated as of August 21, 2005 throughout the Employment Period and thereafter in accordance with its terms. A copy of such agreement is attached hereto as Exhibit A.

ARTICLE 4

TERMINATION

4.1 Termination of Employment. The Executive’s employment pursuant to this Agreement is “at will” and may be terminated in accordance with the following provisions:

A. The Executive’s employment under this Agreement shall terminate immediately upon the Executive’s death during the Employment Period.

B. In the event of the Executive’s Incapacity for a period of one hundred fifty (150) consecutive days during the Employment Period, the Company may provide written notice of termination of the Executive’s employment under this Agreement. The Executive’s employment shall terminate on the thirtieth (30) day following receipt of such notice by the Executive provided that, within such thirty (30)-day period, the Executive shall not have returned to full-time performance of the Executive’s duties. Notwithstanding the foregoing, the Executive’s employment under this Agreement shall terminate immediately upon the Executive’s Incapacity for an aggregate period of two hundred ten (210) days in any twelve (12)-month period during the Employment Period.

C. The Company may at any time, upon written notice, terminate the Executive’s employment under this Agreement for any reason.

D. The Executive may at any time, upon thirty (30) days written notice, terminate his employment under this Agreement for any reason.

E. The Company may at any time, upon written notice, discharge the Executive from employment with the Company hereunder by reason of Misconduct. Such termination shall be effective immediately upon such notice.

4.2 Payments Due Upon Any Termination. Upon any termination of the Executive’s employment during the Employment Period, the Company shall provide to the Executive (or his estate) any unpaid base salary earned under Paragraph 3 for services rendered through the date of termination. All vesting of the Executive’s outstanding options or other equity awards granted shall cease at the time of his termination of employment, and the Executive (or his estate) shall not have more than the limited period of time specified in the applicable stock option agreement in which to exercise any outstanding option following such termination of employment for any Common Shares for which those options are vested and exercisable at the time of such termination. In addition, the Executive shall be eligible for the payments and other benefits provided under Paragraph 4.3 or Paragraph 4.4 below of this Agreement, to the extent he qualifies for those payments and benefits in accordance with the applicable provisions of this Agreement.

4.3 Severance Benefits Upon Involuntary Termination Other Than Change in Control Severance Benefits. Should the Executive’s employment pursuant to this Agreement be terminated by the Company other than by reason of Misconduct at any time other than within the Change in Control Severance Period, then the Executive shall become eligible to receive the severance payments and benefits described below provided that there is compliance with the following requirements (the “Severance Benefits Conditions”):

(i) The Executive shall, within twenty-one (21) days (or within forty-five (45) days if such longer period is required under applicable law) following such termination, execute and deliver to the Company a general release in substantially the form attached hereto as Exhibit B which becomes effective in accordance with applicable law following the expiration of any applicable revocation period. This requirement shall hereinafter be referred to as the “Release Condition.”

(ii) The Executive shall have complied with, and shall continue to comply with, all of the Executive’s obligations under the PIIA.

(iii) The Executive shall have complied with, and shall continue to comply with the restrictive covenants set forth in Paragraph 4.5.

In the event that the Executive violates his PIIA or elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants set forth in Paragraph 4.5, the Executive shall not be entitled, after the date of such violation or activity (as the case may be), to receive any payments or benefits under Paragraph 4.3 or Paragraph 4.4.

The severance payments and benefits to which the Executive may become entitled under this Paragraph 4.3 shall consist of the following:

(a) Salary Continuation Payments. The Executive shall be eligible to receive his base salary for a total period of twelve (12) months at the annualized rate in effect for him under Paragraph 3 at the time of his termination. The first such payment shall be made on the sixtieth (60th) day following the Executive’s Separation from Service due to such termination provided the requisite Release Condition is satisfied and subsequent salary continuation payments shall be made at periodic intervals in accordance with the Company’s payroll practices for salaried employees. The salary continuation payments to which the Executive becomes entitled in accordance with this Paragraph 5.3 shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(b) Health Care Coverage. Provided the Executive and his spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to the applicable COBRA provisions, the Company shall provide, at its cost, continued medical care coverage for the Executive, his spouse and his eligible dependents until the earliest to occur of (i) the expiration of the twelve (12)-month period measured from the first day of the calendar month following the calendar month in which his termination occurs or (ii) the first date on which the Executive and his spouse and eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of such benefits in any one calendar year of such coverage shall not affect the amount of benefits in any other calendar year for which such benefits are to be provided hereunder and (b) the Executive’s right to the benefits cannot be liquidated or exchanged for any other benefit.

The foregoing benefits shall be in lieu of any other severance benefits for which the Executive might otherwise be eligible by reason of his termination of employment under the circumstances specified in this Paragraph 4.3

4.4 Change in Control Severance Benefits. Should the Executive’s employment pursuant to this Agreement terminate by reason of an Involuntary Termination within the Change in Control Severance Period, then the Executive shall become eligible to receive the following payments and benefits provided there is compliance with the same Severance Benefit Conditions set forth in Paragraph 4.3:

(a) Salary Continuation Payments. The Executive shall be eligible to receive his base salary for up to a total period of eighteen (18) months at the annualized rate in effect for him under Paragraph 3 at the time of his Involuntary Termination. The first such payment shall be made on the sixtieth (60th) day following the Executive’s Separation from Service due to such Involuntary Termination provided the requisite Release Condition is satisfied and subsequent salary continuation payments shall be made at periodic intervals in accordance with the Company’s payroll practices for salaried employees. The salary continuation payments to which the Executive becomes entitled in accordance with this Paragraph 4.4 shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(b) Pro-Rata Bonus. The Executive shall be entitled to receive a pro-rata amount of the annual bonus for the fiscal year in which the termination occurs provided and only to the extent that any applicable performance goals upon which such bonus is conditioned are attained. In the event of such attainment, the pro-rata bonus to which the Executive shall become entitled shall be determined by multiplying (i) the actual bonus the Executive would have received based on the attained performance goals had the Executive continued in the Company’s employ until the payment date of that bonus (as determined by the Compensation Committee of the Board after applying any negative discretion under the bonus plan) by (ii) a fraction, the numerator of which is the number of full completed months in the bonus plan year through the effective date of termination, and the denominator of which is twelve (12). This payment shall be made in the fiscal year following the year of the Executive’s termination but no later than the fifteenth day of the third calendar month of such subsequent year. This payment shall be in lieu of any other payment to be made to the Executive under such annual bonus plan for such fiscal year.

(c) Health Care Coverage. Provided the Executive and his spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to the applicable COBRA provisions, the Company shall, at its cost, provide continued medical care coverage for the Executive, his spouse and his eligible dependents until the earliest to occur of (i) the expiration of the eighteen (18)-month period measured from the first day of the calendar month following the calendar month in which his Involuntary Termination occurs or (ii) the first date on which the Executive and his spouse and eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of such benefits in any one calendar year of such coverage shall not affect the amount of benefits in any other calendar year for which such benefits are to be provided hereunder and (b) the Executive’s right to the benefits cannot be liquidated or exchanged for any other benefit.

The severance payments and benefits provided under this Paragraph 4.4 shall be in lieu of any other severance benefits for which the Executive might otherwise be eligible by reason of the termination of his employment during the Change in Control Severance Period.

In the event that the Executive violates his PIIA or elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants set forth in Paragraph 4.5, the Executive shall not be entitled, after the date of such violation or activity (as the case may be), to receive any payments or benefits under Paragraph 4.4.

In no event shall the Executive be entitled to benefits and payments under both Paragraphs 4.3 and 4.4 of this Agreement.

4.5 Restrictive Covenants. During the Employment Period and for the entire period during which the Executive is to receive salary continuation payments under Paragraph 4.3 or Paragraph 4.4 below, whether or not those salary continuation payments are delayed pursuant to Paragraph 5.1, the Executive shall not:

(i) anywhere in the United States render any services or provide any advice, assistance or support to any Competing Business, whether as an employee, agent, representative, consultant, partner, officer, director or stockholder or in any other capacity; provided, however, that the Company acknowledges and agrees that the Executive may make a passive investment representing an interest of less than five percent (5%) of an outstanding class of publicly-traded securities of any corporation or other enterprise which may constitute a Competing Business hereunder;

(ii) contact, solicit or call upon any customer of the Company on behalf of any person or entity other than the Company for the purpose of selling any products or providing or performing any services of the type normally sold, provided or performed by the Company;

(iii) induce or attempt to induce any person or entity to curtail or cancel any business or contracts which such person or entity has with the Company;

(iv) directly or indirectly encourage or solicit any employee, consultant or independent contractor to leave the employment or service of the Company (or any affiliated company) for any reason or interfere in any other manner with any employment or service relationships at the time existing between the Company (or any affiliated company) and its employees, consultants and independent contractors; or

(v) directly or indirectly solicit any vendor, supplier, licensor, licensee or other business affiliate of the Company (or any affiliated company) or directly or indirectly induce any such person to terminate its existing business relationship with the Company (or affiliated company) or interfere in any other manner with any existing business relationship between the Company (or any affiliated company) and any such vendor, supplier, licensor, licensee or other business affiliate.

The restrictive covenants of this Paragraph 4.5 are in addition to the covenants that the Executive must comply with during and following the Executive’s employment under Paragraph 3.i. of the PIIA. The Executive shall continue to be subject to compliance with the requirements of the PIIA and in the event of a breach of the covenants under the PIIA, the Company shall have all the remedies available thereunder in addition to the remedies under this Paragraph 4.5.

4.6 Tax Gross-Up.

A. In the event that any payments to which the Executive becomes entitled in accordance with the provisions of this Agreement (or any other benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his employment with the Company) would otherwise constitute a parachute payment under Code Section 280G, the Company shall pay to the Executive an amount (the “Tax Gross-Up”) sufficient to reimburse the Executive on an after-tax basis for any excise tax imposed, pursuant to Code Section 4999 or any successor provision or similar tax (“Excise Tax”), on the Executive with respect to such payments or other benefits, so that the Executive does not incur any out-of-pocket cost with respect to such Excise Tax. For this purpose, the Executive shall be deemed to be in the highest marginal rate of federal and state taxes. The Tax Gross-Up payment shall be made at the time the Excise Tax triggering the right to such payment is remitted to the appropriate tax authorities but no later than the close of the calendar year following the calendar year in which such Excise Tax is remitted to the appropriate tax authorities.

B. In the event the Internal Revenue Service subsequently determines that the Executive’s actual Excise Tax liability is greater than the Excise Tax liability taken into account for purposes of the Tax Gross-Up paid to the Executive pursuant to preceding provisions of this Paragraph 4.6, the Company shall reimburse the Executive for the additional Tax Gross-Up attributable to that excess Excise Tax Liability and any related interest and/or penalties due to the Internal Revenue Service. Any such reimbursements shall be made on the date the additional Excise Tax is remitted to the appropriate tax authorities but no later than the end of the calendar year following the calendar year in which the additional Excise Tax is remitted to the tax authorities. In the event that the Executive’s actual Excise Tax liability is determined by the Internal Revenue Service to be less than the Excise Tax liability taken into account for purposes of the Tax Gross-Up paid to the Executive pursuant to the preceding provisions of this Paragraph 4.6, then the Executive shall refund to the Company, promptly upon receipt, any federal or state tax refund attributable to the Excise Tax overpayment.

ARTICLE 5

MISCELLANEOUS PROVISIONS

5.1 Section 409A.

A. It is the intention of the parties that the provisions of this Agreement comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Code Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder. In no event may Executive, directly or indirectly, designate the calendar year of a payment.

B. Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under Paragraph 4.3, 4.4 or 4.5 of this Agreement shall be made or paid to the Executive prior to the earlier of (i) the first business day of the seventh month following the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death, if (a) the Executive is deemed at the time of such Separation from Service a “specified employee” within the meaning of that term under Section 409A of the Code, (b) the stock of the Company or any successor entity is publicly traded on an established market and (c) such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Paragraph 5.1 shall be paid in a lump sum to the Executive, and any remaining payments, benefits or reimbursements due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

5.2 No Entitlement to Benefits. In no event shall the Executive be entitled to any benefits under Paragraph 4.3 or 4.4 of this Agreement if his employment ceases by reason of Misconduct, death or Incapacity or if he voluntarily resigns (other than, in connection with a termination during the Change in Control Severance Period, for a reason which qualifies as Good Reason).

5.3 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) the Company and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Company’s assets (whether or not such transaction constitutes a Change in Control), and (ii) the Executive, the personal representative of his estate and his heirs and legatees.

5.4 Notices.

A. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.

B. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:

Masergy Communications, Inc.

2740 North Dallas Parkway, Suite 260

Plano, Texas 75093

Attention: Chief Financial Officer

To the Executive:

Robert Bodnar

2509 Dockside Court

Plano, Texas 75093

C. Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

5.5 General Creditor Status. The benefits to which the Executive may become entitled under Article 4 of this Agreement shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, the Executive’s right (or the right of the executors or administrators of the Executive’s estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

5.6 Governing Documents. This Agreement, together with (i) the agreements evidencing the Executive’s currently outstanding options and any future option grants or other equity awards and (ii) his PIIA, shall constitute the entire agreement and understanding of the Company and the Executive with respect to the terms and conditions of the Executive’s employment with the Company and the payment of severance benefits and shall supersede all prior and contemporaneous written or verbal agreements and understandings between the Executive and the Company relating to such subject matter. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company (including, without limitation, the Prior Agreements), other than (i) the agreements evidencing the Executive’s currently outstanding options and (ii) his PIIA, are hereby terminated and cancelled in their entirety and are of no further force or effect.

5.7 Governing Law. THE PROVISIONS OF THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED UNDER THE LAWS OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS EXECUTED AND WHOLLY PERFORMED WITHIN THE STATE OF TEXAS. IF ANY PROVISION OF THIS AGREEMENT AS APPLIED TO ANY PARTY OR TO ANY CIRCUMSTANCE SHOULD BE ADJUDGED BY A COURT OF COMPETENT JURISDICTION OR DETERMINED BY AN ARBITRATOR TO BE VOID OR UNENFORCEABLE FOR ANY REASON, THE INVALIDITY OF THAT PROVISION SHALL IN NO WAY AFFECT (TO THE MAXIMUM EXTENT PERMISSIBLE BY LAW) THE APPLICATION OF SUCH PROVISION UNDER CIRCUMSTANCES DIFFERENT FROM THOSE ADJUDICATED BY THE COURT OR DETERMINED BY THE ARBITRATOR, THE APPLICATION OF ANY OTHER PROVISION OF THIS AGREEMENT, OR THE ENFORCEABILITY OR INVALIDITY OF THIS AGREEMENT AS A WHOLE. SHOULD ANY PROVISION OF THIS AGREEMENT BECOME OR BE DEEMED INVALID, ILLEGAL OR UNENFORCEABLE BY REASON OF THE SCOPE, EXTENT OR DURATION OF ITS COVERAGE, THEN SUCH PROVISION SHALL BE DEEMED AMENDED TO THE EXTENT NECESSARY TO CONFORM TO APPLICABLE LAW SO AS TO BE VALID AND ENFORCEABLE AND CONSISTENT WITH THE INTENT OF THE PARTIES HERETO. IF SUCH PROVISION CANNOT BE SO AMENDED WITHOUT ALTERING THE INTENTION OF THE PARTIES, THEN SUCH PROVISION, INCLUDING ANY CONSIDERATION SPECIFICALLY TIED TO SUCH PROVISION, SHALL BE STRICKEN AND THE REMAINDER OF THIS AGREEMENT SHALL CONTINUE IN FULL FORCE AND EFFECT. IT IS THE EXPRESS INTENT OF THE PARTIES THAT SHOULD ANY OF THE SEVERANCE BENEFIT CONDITIONS OF PARAGRAPH 4.3 OR 4.4 BE VOID OR UNENFORCEABLE AS WRITTEN HEREIN THEN EXECUTIVE SHALL NOT BE ENTITLED TO ANY ADDITIONAL SEVERANCE PAYMENTS OR BENEFITS UNDER PARAGRAPH 4.3 OR UNDER PARAGRAPH 4.4 (AS THE CASE MAY BE).

5.8 Legal Representation. The Executive acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Agreement.

5.9 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

ARTICLE 6

DEFINITIONS

For purposes of this Agreement, the following definitions shall be in effect:

Board means the Company’s Board of Directors.

Change in Control means a change in control of the Company effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Company’s shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

(ii) a shareholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company, or

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders, or

(iv) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

Change in Control Severance Period means the period commencing with the Company’s execution of the definitive agreement for a Change in Control transaction and continuing until the end of the twenty-four (24)-month period measured from the closing date of that Change in Control.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means the Company’s common stock.

Competing Business means any business which is or, to the best of the Executive’s knowledge, is expected to become, competitive with (a) the business of the Company (or any direct or indirect subsidiaries of the Company or any of their affiliates) or (b) a product or service that was contemplated by the Company (or any direct or indirect subsidiaries of the Company or any of their affiliates) during the six (6)-month period prior to the termination of Executive’s employment.

Employment Period means the Employment Period as defined in Paragraph 1 of this Agreement.

Good Reason means the Executive’s voluntary resignation within thirty (30) days following one or more of the following events that occur without the Executive’s written consent: (A) a change in the Executive’s position with the Company (or an affiliate of the Company then employing the Executive) which materially reduces the Executive’s duties and responsibilities under Paragraph 2.1, (B) a material reduction in the Executive’s level of compensation (including base salary and target bonuses under any corporate-performance based incentive programs), with a ten percent (10%) reduction deemed to be material, (C) a relocation of his principal place of employment by more than fifty (50) miles from the location of his principal office in Plano, Texas; provided, however, that none of the events specified above shall constitute Good Reason unless the Executive first provides written notice to the Company describing the applicable event within thirty (30) days following the occurrence of that event and the Company fails to cure such event within thirty (30) days after receipt of such written notice.

Incapacity means the inability of the Executive, by reason of any injury or illness, to properly perform his normal duties and responsibilities under this Agreement.

Involuntary Termination means (i) the Executive’s involuntary dismissal or discharge by the Company for reasons other than Misconduct or (ii) the Executive’s voluntary resignation for Good Reason.

An Involuntary Termination shall not include the termination of the Executive’s employment by reason of death or Incapacity.

Misconduct means (i) the commission of any act of fraud or embezzlement by the Executive, (ii) any unauthorized use or disclosure by the Executive of confidential information or trade secrets of the Company (or any affiliate of the Company), or (iii) any other intentional misconduct by the Executive adversely affecting the business or affairs of the Company (or any affiliate of the Company) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any affiliate of the Company) may consider as grounds for the dismissal or discharge of the Executive or any other individual.

1934 Act means the U.S. Securities Exchange Act of 1934, as amended.

Separation from Service means the Executive’s cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services the Executive is to perform in employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Executive rendered in employee status during the immediately preceding thirty-six (36) months (or such shorter period for which the Executive may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the dates indicated below.

MASERGY COMMUNICATIONS, INC.

By:	/s/ Royce Holland

Title:	Executive Chairman

Dated:	October 29, 2010

THE EXECUTIVE

/s/ Robert Bodnar

Dated: October 29, 2010

[Signature Page to the Employment Agreement]

EXHIBIT A

PROPRIETARY INFORMATION, INVENTION

AND NON-SOLICITATION AGREEMENT

EXHIBIT B

GENERAL RELEASE

In consideration of certain severance payments by Masergy Communications, Inc., a Delaware corporation (hereafter for “Company”), as set forth in the Employment Agreement dated as of October     , 2010 (the “Employment Agreement”) and other consideration set forth therein, I, Robert Bodnar, hereby execute the following General Release (“Release”) and hereby agree as follows related to my prior employment by the Company or its affiliates which is terminated today,             , 20     (the “Termination Date”, and unless modified by paragraph 8 below, the Termination Date shall be the “Effective Date” of this Release):

1. Payment of Wages. I acknowledge that I have been paid all salary, wages, bonuses, accrued vacation and any and all other compensation and/or benefits owed to me by the Company, other than the severance owed to me pursuant to the Employment Agreement which will be paid to me in accordance with the terms of the Employment Agreement.

2. Release of Claims. In exchange for the consideration provided above, I on behalf of myself and my heirs, family members, executors and assigns, hereby expressly waive, release, acquit and forever discharge the Company and its predecessors, successors, assigns, divisions, subsidiaries, affiliates, parents, officers, directors, executives, managers, supervisors, employees, partners, agents, attorneys and representatives (hereinafter the “Released Parties”), from any and all claims, demands, and causes of action which I have or claim to have, whether known or unknown, of whatever nature, which exist or may exist as of the date of this Release. As used in this paragraph, “claims,” “demands,” and “causes of action” include, but are not limited to, contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, retaliation claims, personal injury claims, emotional distress claims, public policy claims, claims for stock options and/or for vesting or accelerated vesting of options or stock, claims for severance pay, vacation pay, debts, accounts, attorneys’ fees, compensatory damages, punitive damages, and/or liquidated damages, and any and all claims arising under the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, or any other federal, state or local statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq., as amended by the Older Workers Benefit Protection Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the Texas Commission on Human Rights Act, Texas Labor Code §§ 21.001, et seq., Texas Labor Code §§ 451.001, et seq., the Texas Payday Act, all employment laws of any state in which I have worked during my employment with the Company, or any amendments to the above acts.

3. Release of Claims for Age Discrimination. Without in any way limiting the generality or scope of the above paragraph, I hereby understand and agree to release any and all claims, rights or benefits I may have arising out of or under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 621, et seq., as amended by the Older Workers Benefit Protection Act, or any equivalent or comparable provision of federal, state or local law, including, without limitation, the Texas Commission on Human Rights Act and any age discrimination laws of any state in which I have worked during my employment with the Company.

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4. Release of Unknown Claims. I expressly understand and agree that this Release includes a waiver and release of unknown claims which exist or may exist as of the date of this Release, and I agree to waive and relinquish any and all rights I have or may have under any statute or other law that requires the knowing waiver of such unknown claims, including without limitation California Civil Code § 1542, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

5. Exceptions. This Release excludes any claim which cannot be released by private agreement, such as workers’ compensation claims, claims after the Effective Date of this Release, and the right to file administrative charges with certain government agencies.

6. Non-Admission of Liability. I understand that nothing in this Release shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Company, and/or the Released Parties.

7. Consultation With an Attorney. I acknowledge that I have been advised to consult with an attorney prior to entering into this Release.

8. Acceptance of Release. If I am forty (40) years of age or older as of the date I sign this Release, (a) I acknowledge that I have 21 days from the termination of my employment to consider this Release and that I may revoke this Release at any time during the first seven days following my execution of this Release by delivering written notice of revocation to HR Department, Masergy Communications, Inc., 2740 North Dallas Parkway, Suite 260, Plano, Texas 75093; (b) I acknowledge that the earliest date I may sign this Release is on my last day of employment; (c) I acknowledge that this Release will become effective, fully enforceable and irrevocable seven days after I sign the Release, provided that I do not exercise my revocation right as indicated above (the date seven days after signing, the “Effective Date”). I represent that if I execute this Release before the 21-day consideration period has passed, I do so voluntarily, and I knowingly and voluntarily waive my option to use the entire 21 days to consider this Release.

9. No Filing of Claims. I represent and warrant that I do not presently have on file, and further represent and warrant to the maximum extent allowed by law that I will not hereafter file any lawsuits or claims against the Company and/or the Released Parties in or with any state or federal court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the date of this Release, with the exception of claims brought to challenge the validity of this Release under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. Nothing in this Release shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency; however, I agree to waive any right to recover monetary damages through any such charge.

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10. Confidentiality. I agree to keep this Release confidential and not to reveal its contents to anyone except my lawyer, my spouse and/or my financial consultant (and then only after obtaining the agreement of such person to maintain such confidentiality).

11. Non-Disparagement. I agree that I will not disparage or in any way criticize the Company and/or its officers, managers, supervisors, employees, investors, products, services; or technology at any time in the future. Nothing contained in this Section is intended to prevent me from testifying truthfully in any legal proceeding.

12. No Cooperation. I agree that I will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, stockholder or attorney of the Company, unless under a subpoena or other court order to do so or as otherwise authorized by law.

13. Attorneys’ Fees. I understand and agree that in any dispute between me and the Company regarding the terms of this Release and/or any alleged breach thereof, that the prevailing party will be entitled to recover its costs and reasonable attorneys’ fees arising out of such dispute, except that the Company shall not, by virtue of this Release, be entitled to recover its costs or attorney’s fees resulting from challenges to the validity of this Release by me under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. Nothing in this Release is intended to preclude the Company from recovering attorney’s fees or costs specifically authorized under federal law.

14. Severability. I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Release and shall survive this Release.

15. Changes to Release. No changes to this Release can be effective except by another written agreement signed by me and the Company’s [insert title].

16. Complete Agreement. This Release cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in-law) between the Company and me regarding all of the subjects covered by this Release. This Release is the full, complete and exclusive agreement between the Company and me regarding all of the subjects covered by this Release, and neither the Company nor I is relying on any representation or promise that is not expressly stated in this Release.

17. Voluntary Agreement. I UNDERSTAND AND AGREE THAT I MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS RELEASE, AND REPRESENT THAT I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY, AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

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Do not sign this Release before the Termination Date. If you sign this letter before the Termination Date, you will not be entitled to receive the benefits described in the Employment Agreement.

IN WITNESS WHEREOF, I have executed this Release on the date provided below.

Signature:
Robert Bodnar

Dated: , 20

Witness:
Print Name:

SIGNATURE PAGE TO GENERAL RELEASE

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